Exhibit 99.2

May 21, 2026

To: Ontario Securities Commission

 Alberta Securities Commission

 British Columbia Securities Commission

RE: SPHERE 3D CORP. - SPECIAL MEETING OF SHAREHOLDERS HELD ON MAY 15, 2026 VOTING RESULTS

 This report on the voting results of our Special Meeting of Shareholders held on May 15, 2026 is made in accordance with Section 11.3 of National Instrument 51-102 - Continuous Disclosure Obligations. Each of the matters set out below is described in greater detail in the Notice of Meeting and Proxy Statement dated as of April 16, 2026.

1. Share Issuance Proposal

 On a vote taken regarding the Share Issuance Proposal, it was declared that the shareholders approved  an ordinary resolution to approve the issuance of the Consideration Securities to be issued to Cathedra Shareholders and Cathedra Convertible Security Holders in exchange for Cathedra Shares and Cathedra Convertible Securities in connection with the Arrangement.  Voting results are as follows:

Votes For	% For	Votes Against	% Against	Votes Withheld	% Withheld
420,262	94.66	21,945	4.94	1,781	0.40

2. Board Size Proposal

 On a vote taken regarding the Board Size Proposal, it was declared that subject to the approval of the Share Issuance Proposal and effective upon the consummation of the transactions set forth in the Arrangement Agreement, the shareholders approved an ordinary  resolution to approve the fixing of the number of directors, within the minimum and maximum number of directors prescribed under the Sphere Articles, to five directors as of the Effective Time. Voting results are as follows:

Votes For	% For	Votes Against	% Against	Votes Withheld	% Withheld
424,320	95.57	18,548	4.18	1,120	0.25

3. Director Election Proposal

 On a vote taken regarding the Director Election Proposal, it was declared that subject to the approval of the Board Size Proposal and effective upon the consummation of the transactions set forth in the Arrangement Agreement, the shareholders approved an ordinary resolution to elect the following five nominees as directors to the New Sphere Board effective immediately following the Effective Time.  Voting results are as follows:

Nominees	Votes For	% For	Votes Against	% Against	Votes Withheld	% Withheld
Timothy Hanley	413,225	93.07	24,911	5.61	5,852	1.32
Marcus Dent	421,924	95.03	17,947	4.04	4,117	0.93
Kurt Kalbfleisch	418,842	94.34	21,416	4.82	3,730	0.84
Joel Block	421,954	95.04	18,311	4.12	3,723	0.84
Nicholas Gates	420,294	94.66	18,577	4.18	5,117	1.15

4. Incentive Plan Proposal

 On a vote taken regarding the Incentive Plan Proposal, it was declared that the shareholders approved an ordinary resolution to approve an amendment to the Sphere 3D Corp. 2025 Performance Incentive Plan to increase the number of Sphere Common Shares available for issuance under the Sphere Incentive Plan from 639,252 to 2,139,252, an increase of 1,500,000 shares, to, among other things, issue the Replacement Options and Replacement RSUs pursuant to the terms of the Arrangement Agreement.  Voting results are as follows:

Votes For	% For	Votes Against	% Against	Votes Withheld	% Withheld
365,042	82.22	78,527	17.69	419	0.09

5. The Share Consolidation Proposal

 On a vote taken regarding the Share Consolidation Proposal, it was declared that the shareholders approved a special resolution to approve an amendment to the Sphere Articles to potentially consolidate the Sphere Common Shares on a one Sphere Common Share for up to five Sphere Common Shares basis to become effective at an exact ratio and a date to be determined by the Sphere Board or, if the Arrangement is consummated prior to the effectuation of such Consolidation, the New Sphere Board. Voting results are as follows:

Votes For	% For	Votes Against	% Against	Votes Withheld	% Withheld
1,231,229	84.57	220,731	15.16	3,904	0.27

No other matters were voted upon.

Yours very truly,

SPHERE 3D CORP.

"Jason Meretsky"
Jason Meretsky
Secretary of the Meeting